Exhibit 4.4

AMENDED AND RESTATED SHARE REDEMPTION PROGRAM

The board of directors (the “Board”) of Wells Real Estate Investment Trust II, Inc., a Maryland corporation (the “Company”), has adopted this Amended and Restated Share Redemption Program (the “SRP”), the terms and conditions of which are set forth below. Capitalized terms shall have the same meaning as set forth in the Company’s charter unless otherwise defined herein.

1. Share Redemption. Subject to the terms and conditions of this SRP, including the limitations on redemptions set forth in paragraph 3 and the procedures for redemption set forth in paragraph 4, the Company will redeem such number of shares of the Company’s Common Stock (“Shares”) as requested by a stockholder or the authorized representative of a stockholder.

2. Redemption Price. The price at which the Company will redeem a Share depends on whether the redemption is sought within two years of a stockholder’s death or Qualifying Disability (as defined in paragraph 6 below) or in connection with a stockholder’s (or stockholder’s spouse) qualifying for federal assistance for confinement to a Long-Term Care Facility (as defined in paragraph 7 below) (collectively, a “Special Redemption”). The redemption of a Share that is not a Special Redemption is referred to herein as an “Ordinary Redemption.”

a. The price that the Company will pay to redeem a Share pursuant to an Ordinary Redemption is as follows:

i. prior to the date on which the Company publishes an estimated per Share value based in part on an estimate of the value of the Company’s assets (as opposed to an estimate based solely on the most recent price paid for a Share in a public offering of Shares) (the “Net Asset Value Publication Date”), 60.0% of the price at which the Share was originally issued by the Company (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Shares) less the aggregate distributions per Share of any net sale proceeds from the sale of one or more of the Company’s assets, or other special distributions so designated by the Board, distributed to stockholders prior to the Redemption Date (as defined below); and

ii. on or after the Net Asset Value Publication Date, 95.0% of the estimated per Share value.

b. The price that the Company will pay to redeem a Share in relation to a Special Redemption is as follows:

i. prior to the Net Asset Value Publication Date, the price paid to acquire the Share from the Company; and

ii. on or after the Net Asset Value Publication Date, the greater of (x) the price paid to acquire the Share from the Company or (y) the estimated per share value of the

Common Stock, as determined by the Company’s advisor or another firm chosen for that purpose.

The Net Asset Value Publication Date is expected to occur no later than 18 months after the termination of an offering of Shares by the Company if no other public offering of Shares commences within such 18-month period. An “offering” referred to in the foregoing sentence shall not include offerings on behalf of selling stockholders or offerings related to any dividend reinvestment plan, employee benefit plan, or the redemption of interests in Wells Operating Partnership II, L.P., the Company’s operating partnership. On or after the date on which the Company completes its offering stage, the Company will report the redemption price in its annual report and three quarterly reports publicly filed with the Securities and Exchange Commission.

3. Limitations on Redemption. Notwithstanding anything contained in this SRP to the contrary, the Company’s obligation to redeem Shares pursuant to paragraph 1 hereof is limited as follows:

a. The Company will not redeem Shares from those who purchased their Shares from another stockholder if the date of such purchase is after the date of the announcement of the amendments to this SRP approved on July 21, 2010. A “purchase” shall not include transfers by gift, transfers by inheritance, intrafamily transfers, transfers as a result of family dissolutions, transfers to affiliates and transfers by operation of law. For the avoidance of doubt, once Shares are transferred for value by a stockholder, if such transfer occurs after the date of the announcement referenced above, the transferee and all subsequent holders of the Shares are not eligible to participate in this SRP.

b. Except as set forth in paragraph 5(a) below, the Company will not make an Ordinary Redemption of a Share until such Share has been issued and outstanding for at least one year, provided that, if the Company is redeeming all of a stockholder’s Shares, then the Company will redeem Shares purchased by such stockholder pursuant to the Company’s dividend reinvestment plan even if such Shares have not been issued and outstanding for at least one year.

c. The Company will not redeem Shares on any Redemption Date to the extent that such redemptions would cause the total number of Shares redeemed (excluding those within two years of a stockholder’s death) during the then-current calendar year to exceed 5% of the weighted-average number of Shares outstanding in the prior calendar year. Redemption requests precluded by this limit will not be considered for the limit below.

d. The Company will not redeem Shares on any Redemption Date to the extent that such redemption would cause both (i) the aggregate amount paid for all redemptions (including those within two years of a stockholder’s death) during the then-current calendar year to exceed 100% of the net proceeds from the Company’s dividend reinvestment plan during such calendar year, and (ii) the total number of all Shares redeemed (including those within two years of a stockholder’s death) during the then-current calendar year to exceed 5% of the weighted-average number of Shares outstanding in the prior calendar year.

e. No Ordinary Redemptions shall be effected before September 30, 2010.

4. Procedures for Redemption. The Company will redeem Shares on the last business day of each month (each such date, a “Redemption Date”) and in all events on a date other than a dividend payment date. For a stockholder’s Shares to be eligible for redemption on a given Redemption Date, the Company must receive a written redemption request from the stockholder or from an authorized representative of the stockholder setting forth the number of Shares requested to be redeemed at least five business days before the Redemption Date. If the Company cannot repurchase all Shares presented for redemption in any month because of the limitations on redemption set forth in paragraphs 3(a) and (b), then the Company will honor redemption requests on a pro rata basis, except that (a) if a pro rata redemption would result in a stockholder owning less than half of the minimum amount required by applicable state law (the “Minimum Purchase Requirement”), then the Company would redeem all of such stockholder’s Shares, and (b) if a pro rata redemption would result in a stockholder owning more than half but less than all of the Minimum Purchase Requirement, then the Company would not redeem any Shares that would reduce a stockholder’s ownership of Shares below the Minimum Purchase Requirement.

If the Company does not completely satisfy a redemption request at month-end because the Company did not receive the request in time or because of the limitations on redemption set forth in paragraphs 3(a) and (b), then the Company will treat the unsatisfied portion of the redemption request as a request for redemption at the next Redemption Date on which funds are available for redemption, unless the redemption request is withdrawn; provided, however, that unsatisfied requests for Ordinary Redemptions received prior to the date on which the Company notifies its stockholders of the amendments set forth in this SRP which were approved on July 21, 2010, shall be treated as withdrawn in light of the change in redemption price effected by the amendment. Any stockholder can withdraw a redemption request by sending written notice to the Company at the address set forth in paragraph 8, provided such notice is received before the Redemption Date.

5. Provisions Relating to Special Redemptions. Notwithstanding anything herein to the contrary, the Company will treat Special Redemption requests differently than Ordinary Redemptions, as follows:

a. There is no requirement that Shares be issued and outstanding for at least one year before being redeemed; and

b. The special redemption pricing terms set forth in paragraph 2.b. will apply.

Except as specifically set forth in paragraph 3 and this paragraph 5, Special Redemptions are subject to the same limitations and terms and conditions as other redemptions, including the redemption request procedures set forth in paragraph 4. A stockholder that is a trust may only redeem on the terms available in connection with a Special Redemption if the deceased or disabled was or is the sole beneficiary of the trust or if the only other beneficiary of the trust was or is the spouse of the deceased or disabled.

6. Qualifying Disability Determinations. In order for a stockholder’s disability (a “Qualifying Disability”) to entitle such stockholder to the special redemption terms described in paragraph 5, (a) the stockholder must receive a determination of disability based upon a physical or mental condition or impairment arising after the date the stockholder acquired the Shares to be redeemed, and (b) such determination of disability must be made by the governmental agency responsible for reviewing the disability retirement benefits that the stockholder could be eligible to receive (the “Applicable Government Agency”). The Applicable Government Agencies are limited to the following: (i) if the stockholder paid Social Security taxes and, therefore, could be eligible to receive Social Security disability benefits, then the Applicable Governmental Agency is the Social Security Administration or the agency charged with responsibility for administering Social Security disability benefits at that time if other than the Social Security Administration; (ii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security disability benefits, but the stockholder could be eligible to receive disability benefits under the Civil Service Retirement System (“CSRS”), then the Applicable Governmental Agency is the U.S. Office of Personnel Management or the agency charged with responsibility for administering CSRS benefits at that time if other than the Office of Personnel Management; or (iii) if the stockholder did not pay Social Security taxes and, therefore, could not be eligible to receive Social Security benefits but suffered a disability that resulted in the stockholder’s discharge from military service under conditions that were other than dishonorable and, therefore, could be eligible to receive military disability benefits, then the Applicable Governmental Agency is the Department of Veterans Affairs or the agency charged with the responsibility for administering military disability benefits at that time if other than the Department of Veterans Affairs.

A disability determination by a governmental agency for purposes other than those listed above, including but not limited to worker’s compensation insurance, administration or enforcement of the Rehabilitation Act or Americans with Disabilities Act, or waiver of insurance premiums will not be considered a Qualifying Disability. Redemption requests following an award by the Applicable Governmental Agency of disability benefits must be accompanied by (a) the investor’s initial application for disability benefits, and (b) a Social Security Administration Notice of Award, a U.S. Office of Personnel Management determination of disability under CSRS, a Department of Veterans Affairs record of disability-related discharge or such other documentation issued by the Applicable Governmental Agency that the Company deems acceptable and that demonstrates an award of the disability benefits.

Because the following disabilities do not entitle a worker to Social Security disability benefits, they will not be considered Qualifying Disabilities, except in the limited circumstances when the investor is awarded disability benefits by the other Applicable Governmental Agencies described above:

a. disabilities occurring after the legal retirement age;

b. temporary disabilities; and

c. disabilities that do not render a worker incapable of performing substantial gainful activity.

7. Qualifying for Federal Assistance for Confinement to a Long-Term Care Facility. With respect to the Special Redemption terms described in paragraph 5 sought in connection with a stockholder’s (or stockholder’s spouse) qualifying for federal assistance for confinement to a Long-Term Care Facility, a “Long-Term Care Facility” shall mean an institution that: (a) either (i) is approved by Medicare as a provider of skilled nursing care, or (ii) is licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, or U.S. Virgin Islands); and (b) meets all of the following requirements: (i) its main function is to provide skilled, intermediate or custodial nursing care; (ii) it provides continuous room and board to three or more persons; (iii) it is supervised by a registered nurse or licensed practical nurse; (iv) it keeps daily medical records of all medication dispensed; and (v) its primary service is other than to provide housing for residents.

A stockholder seeking a Special Redemption of his or her Shares in order to qualify for federal assistance for confinement of the stockholder (or the stockholder’s spouse) to a Long-Term Care Facility must submit: (a) a written statement from a licensed physician certifying either (i) the continuous and continuing confinement of the stockholder (or the stockholder’s spouse) to a Long-Term Care Facility beginning at any time in the last two years, or (ii) that the licensed physician has determined that the stockholder (or the stockholder’s spouse) should be or is eligible to be indefinitely confined to a Long-Term Care Facility; and (b) evidence satisfactory to the Company in its sole discretion that the redemption of the Shares and complete or partial exhaustion of the redemption proceeds is necessary for the stockholder (or the stockholder’s spouse) to meet the income or asset levels required by applicable state or federal assistance programs in order to qualify for state or federal assistance in paying for his or her Long-Term Care Facility.

The Company may not effect a Special Redemption of Shares if the stockholder seeking redemption was confined to (or eligible to be confined to) a Long-Term Care Facility on the date he or she became a stockholder. If the Shares are not held by a natural person, or through a revocable grantor trust or an IRA or other retirement or profit sharing plan, then the right of redemption described in this paragraph 7 does not apply.

8. Termination, Suspension or Amendment of the SRP by the Company. The Company may amend, suspend or terminate the SRP for any reason upon 30 days’ notice to the Company’s stockholders. The Company is not restricted in the manner in which it may notify stockholders of an amendment, suspension or termination of the SRP. Notwithstanding the foregoing, until a secondary market develops for the Shares, or until the Board decides to commence a liquidation of the Company, the Company may not amend the SRP in a way that materially adversely affects the rights of redeeming heirs without approval of the Company’s stockholders.

The SRP provides stockholders a limited ability to redeem Shares for cash until a secondary market develops for the Shares. If and when such a secondary market develops, the SRP will terminate automatically.

9. Address for Notice of Redemption Requests. Stockholders who desire to redeem their Shares must provide written notice to Wells Investment Securities, at 6200 The Corners Parkway, Suite 250, Norcross, GA 30092, ATTN: Investor Services.

10. Liability of the Company. The Company shall not be liable for any act done in good faith or for any good faith omission to act.

11. Governing Law. The SRP shall be governed by the laws of the State of Maryland.

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